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Pricing Supplement 9 dated November 14, 2001	Rule 424(b) (3)
(To Prospectus dated March 22, 2000 and Prospectus Supplement dated March 22, 2000)	File No. 333-31502

PACCAR FINANCIAL CORP.
Medium-Term Notes—Floating Rate
CUSIP# 69371RVK9

This Pricing Supplement 9 is in lieu of, and replaces in its entirety, Pricing Supplement 8 dated November 1, 2001 which was filed by PACCAR Financial Corp. with the Securities and Exchange Commission on November 7, 2001.

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

/ /	Goldman, Sachs & Co.
/ /	Banc of America Securities LLC
/ /	Merrill Lynch & Co.
/ /	Morgan Stanley Dean Witter
/ /	Salomon Smith Barney
/x/	Barclays Capital Inc
/ /	acting as / / principal /x/ agent

at: / / varying prices related to prevailing market prices at the time of resale /x/ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $100,000,000	Original Issue Date:	November 15, 2001
Agent's Discount or Commission: 0.20%	Maturity Date:	November 17, 2003
Net Proceeds to Company: $99,800,000	Interest Payment Date(s):	Quarterly on the 15th or next Business day of Feb., May, Aug. and Nov., via modified following business day convention

Calculation Agent:

Interest Calculation:

/x/	Regular Floating Rate Note	/ /	Floating Rate/Fixed Rate Note
/ /	Inverse Floating Rate Note		Fixed Rate Commencement Date:
	Fixed Interest Rate:		Fixed Interest Rate:
/ /	Other Floating Rate Note (see attached)

Initial Interest Rate: To Be Determined
Initial Interest Reset Date: February 15, 2001
Interest Reset Date(s): Quarterly on the 15th or next business day of Feb., May, Aug. and Nov., via modified following business day convention

Interest Rate Basis:

/ /	CD Rate			/ /	Federal Funds Rate		/ /	Prime Rate
/ /	Commercial Paper Rate			/x/	LIBOR		/ /	Treasury Rate
/ /	CMT Rate			Designated LIBOR Page:			/ /	Other (see attached)
	/ /	CMT Telerate Page 7051			/ /	LIBOR Reuters Page
	/ /	CMT Telerate Page 7052			/x/	LIBOR Telerate Page 3750
	If CMT Telerate Page 7052:			LIBOR Currency:
		/ /	Weekly Average
		/ /	Monthly Average

Index: 3 Month LIBOR
Spread (+/-): + 0.05%
Spread Multiplier: N/A
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Day Count Convention:

/ /	30/360 for the period from to .
/x/	Actual/360 for the period from November 15, 2001 to November 17, 2003.
/ /	Actual/Actual for the period from to .

Redemption:

/x/	The Notes may not be redeemed prior to the Maturity Date.
/ /	The Notes may be redeemed at the option of the Company prior to Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
/ /	The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Repayment:

/x/	The Notes may not be repaid prior to the Maturity Date.
/ /	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check / /
    Issue Price:    %

Form: /x/ Book-Entry / / Certificated

Other Provisions:

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PACCAR FINANCIAL CORP. Medium-Term Notes—Floating Rate CUSIP# 69371RVK9